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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 relating to the offering of up to $100,000,000 of Household Capital Trust II Trust Preferred Securities, Household International, Inc. Junior Subordinated Deferrable Interest Notes and Household International, Inc. Guarantees of Trust Preferred Securities, to be filed with the Securities and Exchange Commission on or about June 24, 1996, of our report dated January 24, 1996, included in Household International's Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this Registration Statement.





/s/ Arthur Andersen LLP

Chicago, Illinois,
June 24, 1996